Exhibit 99.6

WALLACE COMPUTER SERVICES, INC.

DIRECTOR RETAINER FEE PLAN

(Amended and Restated as of July 1, 2001)

1. Purpose. Wallace Computer Services, Inc., a Delaware corporation (the “Company”), hereby adopts this Director Retainer Fee Plan (the “Plan”) to promote the long-term growth and financial success of the Company by attracting and retaining directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s directors and its stockholders.

2. Administration.

A. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) unless another shall be appointed by the Board, which Committee shall consist solely of two or more non-employee directors (the “Committee”). The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

B. The Committee shall have the authority: (i) to exercise all of the powers granted to it under the Plan; (ii) to construe, interpret and implement the Plan and all documents executed pursuant to the Plan (including all election forms); (iii) to prescribe, amend and rescind rules relating to the Plan; (iv) to make any determination necessary or advisable in administering the Plan; and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

C. The determination of the Committee on all matters relating to the Plan or any document executed pursuant to the Plan shall be conclusive.

3. Definitions.

A. “Annual Retainer Fee” shall mean the annual retainer fee then currently paid to active members of the Board for services rendered as a member of the Board. The Annual Retainer Fee shall accrue at the rate of 25% of the fee on each February 1, May 1, August 1, and November 1 during the period of service of the director. Effective as of July 1, 2001, the Annual Retainer Fee shall be $31,000 for fees accrued by a director on or after August 1, 2001.

B. “Director’s Fees” shall mean the sum of: (i) the Annual Retainer Fee; (ii) any Board and Committee meeting fees; and (iii) any fees payable to a director by virtue of service as a chairperson.

C. “Eligible Director” shall mean any director of the Company or any affiliate of the Company.

D. “Payment Date” shall mean February 15th of the year following the period of service.

E. “Shares” shall mean shares of common stock, par value $1.00 per share, of the Company and any other stock into which such common stock shall thereafter be changed by reason of any merger, reorganization, re-capitalization, consolidation, split-up, combination of shares, or similar event as set forth in, and in accordance with, Section 4(B).

F. “Valuation Dates” shall mean each of February 1, May 1, August 1, and November 1.

4. Common Shares Subject to the Plan.

A. Shares Available for Awards. Subject to Section 4(B) (relating to adjustments upon changes in capitalization), as of any date, the total number of Shares issuable under the Plan shall be 100,000. Shares that shall be paid to the Eligible Directors pursuant to the Plan shall be treasury Shares.

B. Adjustments. In the event of any merger, reorganization, recapitalization, consolidation, sale or other distribution of all or substantially all of the assets of the Company, any stock dividend, split, spin-off, split-up, split-off, distribution of securities or other property by the Company, or other change in the Company’s corporate structure affecting the Shares, the Shares then credited pursuant to section 5(C) and the number of Shares issuable under the Plan shall be appropriately adjusted as determined by the Committee in its sole discretion.

5. Payment of Director’s Fees.

A. Payment in Shares. On the Payment Date, the Company shall pay to each Eligible Director, $16,000 of his or her Annual Retainer Fee in Shares (the “Required Shares”). Shares payable under this Section shall be valued on each Valuation Date by dividing $4,000 by the Fair Market Value on such date. Such Shares will be distributed to the Eligible Directors annually on each Payment Date unless such Eligible Director has elected to defer receipt of such Shares pursuant to Section 5(C) below; provided however, that dividends shall accrue as if said Shares were payable on the Valuation Date and, provided further, that dividends accrued during the calendar year shall be accumulated and, after applying income thereon and deducting expenses of the trust, will be used on the last business day of each year to purchase Shares at the Fair Market Value on such date.

B. Election To Receive Shares.

1. An Eligible Director may elect to receive payment of all or part of accrued Director’s Fees (except fees paid in Required Shares pursuant to Section 5(A)) in Shares valued at the Fair Market Value on the applicable Valuation Date. The election shall be made by submitting an election form to the Committee no later than the end of the calendar year prior to the year for which the election is made. The election shall indicate the percentage of the Director’s Fees (except the Required Shares) that are to be paid in Shares. Notwithstanding the foregoing to the contrary, any individual who first becomes an Eligible Director on a date other than the first day of the calendar year shall make an election for that calendar year promptly upon becoming an Eligible Director.

2. Any election made under this Section 5(B) shall continue in full force and effect until revoked by notice to the Committee, until superseded by a subsequent election or unless no longer permitted by law or regulations (including Rule 16b-3); provided, however, that no revocation of an election or suspersession of such form by a subsequent election shall be effective with respect to any Director’s Fees which become payable to the Eligible Director until the end of the calendar year following the date of such revocation or supersession.

3. Shares elected pursuant to this Section will be distributed to the Eligible Directors on each Payment Date unless such Eligible Director has elected to defer receipt of such Shares pursuant to Section 5(C) below.

4. Amounts deferred pursuant to other deferred compensation plans shall not be available for conversion into Shares under this Plan.

C. Elective Deferrals.

1. An Eligible Director may elect to defer the receipt of Director’s Fees, to the extent such payments are to be made in the form of Shares, by submitting an election form (a “Deferred Payment Election Form”) to the Committee prior to the calendar year of service with respect to which such Director’s Fees are to be paid to the Eligible Director indicating: (i) the percentage of: (a) the Annual Retainer Fee; (b) Board and Committee meeting fees; and/or (c) fees payable by virtue of service as a chairperson, that are to be deferred; (ii) the date on which the commencement of payment of the deferred amounts should begin, as contemplated by Section 5(D)(1) (the “Distribution Date”); and (iii) whether distributions shall be made in a lump sum, installments or a combination thereof. Notwithstanding the foregoing sentence to the contrary, any individual who first becomes an Eligible Director during a calendar year shall make an election for that calendar year promptly upon becoming an Eligible Director.

2. A Deferred Payment Election Form shall become effective for an Eligible Director with respect to Director’s Fees becoming payable with respect to services performed in the calendar year following the calendar year in which such Deferred Payment Election Form is submitted to the Committee; provided, however, that any individual who first becomes an Eligible Director during a calendar year shall make an election for that calendar year promptly upon becoming an Eligible Director. An election under this Section 5(C) shall continue in effect until revoked by notice, in writing, to the Committee, until superseded by a new Deferred Payment Election Form or unless no longer permitted by law or regulation (including under Rule 16b-3); provided, however, that no revocation of a Deferred Payment Election Form or supersession of such form by submission of a new Deferred Payment Election Form shall be effective to make any change with respect to amounts deferred pursuant to previously filed Deferred Payment Election Forms or shall be effective with respect to the Director’s Fees to be paid to the Eligible Director with respect to services in the calendar year in which such revocation or supersession occurs.

3. An Eligible Director may designate, in a Deferred Payment Election Form, one or more beneficiaries to receive any distributions under the Plan upon the death of the Eligible Director, and such designation may be changed at any time by submitting a new designation to the Committee, which shall become effective immediately upon receipt by the Committee.

4. Any dividends or other distributions paid on deferred Shares will be accumulated and, after applying income thereon and deducting expenses of the trust, will be used on the last business day of each year to purchase Shares at the Fair Market Value on such date.

D. Distribution of Deferral Amount.

1. Distribution Date. Each Eligible Director shall designate on a Deferred Payment Election Form one of the following dates as a Distribution Date with respect to the Deferred Amount: (i) the first day of the month following the Eligible Director’s death; (ii) the first day of the month following the termination of service or retirement of the Eligible Director as a member of the Board; (iii) the first day of the month following the Eligible Director’s Disability (as defined in Section 7); (iv) a fixed date in the future at least one year after the date of such deferral; provided, that such date is within the Eligible Director’s life expectancy determined at the time of the election; or (v) the earliest to occur of (i), (ii), (iii) or (iv) above.

2. Distribution Method. Distributions shall be made in ten (10) annual installments or, with the approval of the Committee, in a single distribution. In either case, such distribution will be in the form of whole Shares, and in the case of a single distribution or the 10th installment, cash representing any fractional interest in a Share valued at the Fair Market Value on the date as of which such distribution is made.

6. Fair Market Value. “Fair Market Value” shall mean, with respect to each Share for any date:

A. The closing price of the Shares on The New York Stock Exchange as reported in the Midwest edition of the Wall Street Journal for such date (or if not then trading on the New York Stock Exchange, the closing price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or if there were not sales on such date, on the closest preceding date on which there were sales of Shares; or

B. If there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee based upon a valuation of an independent appraiser.

7. Definition of Disability. “Disability” shall mean any condition which, in the opinion of a physician selected by the Committee, causes an Eligible Director to be unable to substantially perform services as a member of the Board for the remainder of the Eligible Director’s lifetime.

8. Issuance of Certificates. Certificates for Shares that have not been deferred pursuant to Section 5(C) shall be issued as soon as practicable after the Payment Date.

A. Restrictions on Transferability. All Shares delivered under the Plan shall be subject to such stop-transfer orders, and other restrictions as the Committee may deem advisable or legally necessary under any laws, rules, regulations and other legal requirements, including, without limitation, those of any stock exchange upon which the Shares are then listed and any applicable federal, state or foreign securities law.

B. Compliance with Laws. Anything to the contrary herein notwithstanding, the Company shall not be required to issue any Shares under the Plan if, in the opinion of the Company’s legal counsel, the issuance and delivery of such Shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, federal and state securities laws and the rules of any stock exchange on which the Company’s securities may then be listed. If and to the extent that the Committee determines that it would be illegal, impracticable or inadvisable to issue Shares under the Plan, or to the extent Shares are unavailable, the Committee shall make any distribution of Shares otherwise required under the Plan in cash or such other property as may be reasonably acceptable to the distributee.

9. Withholding and Other Obligations. The Company shall require as a condition of delivery of any Shares to an Eligible Director that such Eligible Director remit an amount sufficient to satisfy any foreign, federal, state, local and other governmental withholding tax requirements relating thereto and any indebtedness or other obligation of the Eligible Director to the Company.

10. Plan Amendments and Termination. The Board may suspend or terminate the Plan at any time, and may amend it at any time and from time to time, in whole or in part, provided that no amendment or termination may adversely affect any rights of any Eligible Director that have accrued prior to the date of such amendment or termination.

11. Listing, Registration and Legal Compliance. If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance of Shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained. The term “Consent” as used herein with respect to any Plan Action means: (i) the listing, registration or qualification of any Shares issued under the Plan on any securities exchange or under any foreign, federal, state or local law, rule or regulation; (ii) any and all consents, clearances and approvals with respect to a Plan Action by any governmental or other regulatory bodies; or (iii) any and all written agreements and representations by an Eligible Director with respect to the disposition of Shares or with respect to any other matter which the Committee shall deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification, or to obtain an exemption from the requirement that any such listing qualification, or registration be made.

12. Right of Discharge Reserved. Nothing in the Plan shall confer upon any Eligible Director the right to continue in the service of the Company or affect any right that the Company may have to terminate the service of such Eligible Director.

13. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, any affiliate, or the Board from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

14. Rights Not Transferable or Subject to Alienation. No rights granted to an Eligible Director under this Plan may be sold, assigned or otherwise transferred by the Eligible Director other than by will or to a beneficiary as described in Section 5(C) herein. All rights granted to an Eligible Director under this Plan may be exercised only during the Eligible Director’s lifetime and only by such Eligible Director. An Eligible Director’s rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by his creditors or his beneficiaries.

15. Rights as a Shareholder. An Eligible Director shall have no rights as a shareholder of the Company with respect to any Shares issuable under the Plan until such Shares have been delivered to the Eligible Director.

16. Indemnification. The Company hereby indemnifies members of the Committee and the Board for, and to hold each of them harmless, against any and all liabilities, losses, costs or expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against them at any time by reason of their action under this Plan if they did not act dishonestly or in willful or grossly negligent violation of the law or regulation under which such liability, loss, cost or expense is not insured against or exceeds any insurance recovery.

17. Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. The Plan shall not establish any fiduciary relationship between the Company and any Eligible Director or other person and shall constitute a mere promise by the Company to make payments in the future. The Company may, in its sole discretion, establish a separate grantor trust to hold assets set aside to provide benefits under the Plan, provided that no Eligible Director shall have an interest in the assets of any such trust and the assets of such trust shall be available to pay claims of the Company’s general creditors on such terms and conditions as the trust may provide. To the extent any person holds any rights by virtue of a pending deferral under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

18. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Illinois.

19. Severability. If any portion of the Plan is declared by any court or governmental authority to be invalid, such invalidity shall not affect any portion not declared to be invalid. Any portion so declared to be invalid shall, if possible, be construed in a manner which will give effect to the terms of such portion to the fullest extent possible while remaining valid.

20. Notices. All notices and other communications hereunder shall be given in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service. Any notice shall be deemed given on the date of delivery or receipt, and if mailed, shall be addressed: (a) to the Company, at 2275 Cabot Drive, Lisle, Illinois 60532, Attention: Board of Directors; and (b) to an Eligible Director, at the Eligible Director’s principal residential address last furnished to the Company. Either party may, by notice, change the address to which notice to such party is to be given.

21. Section Headings. The Section headings contained herein are for convenience only and are not intended to define or limit the contents of said Sections.

22. Effective Date. This Plan originally became effective on January 8, 1998. This amendment and restatement of the Plan is effective as of July 1, 2001.

23. Exculpation. It is understood that the obligations incurred by the Company with respect to this Plan do not constitute personal obligations of the directors, officers, employees or shareholders, and shall not create or involve any claim against, or personal liability on the part of, them or any of them. The Eligible Directors agree not to seek recourse against any such directors, officers, employees or shareholders, or any of them or any of their personal assets for satisfaction of any liability or with respect to the Plan.

Exhibit 2

WALLACE COMPUTER SERVICES, INC.

DIRECTOR RETAINER FEE PLAN

AMENDMENT NO. 1

WHEREAS, Wallace Computer Services, Inc., a Delaware corporation (the “Company”), heretofore has adopted and maintains for the benefit of certain of its directors the “Wallace Computer Services, Inc. Director Retainer Fee Plan, Amended and Restated as of July 1, 2001” (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 10 of the Plan, the Plan hereby is amended as follows:

1. Effective as of January 1, 2003, the following new subsection E hereby is added to Section 5 of the Plan:

E. 2003 Director’s Fees. Notwithstanding any provision within this Section 5 or any other provision of the Plan to the contrary, Director’s Fees accrued under the Plan during 2003 shall be paid to Eligible Directors solely in the form of cash. Such Director’s Fees shall be paid to Eligible Directors, with respect to the Annual Retainer Fee, on the applicable Valuation Date, and with respect to Board and Committee meeting fees and chairperson fees, at such time or times at which such fees otherwise would be payable to Eligible Directors hereunder; provided, however, that in the event of the closing of the transactions contemplated by the Agreement and Plan of Merger dated as of January 16, 2003 among Moore Corporation Limited, M-W Acquisition, Inc. and the Company (the “Merger Agreement”), the following amounts shall be paid to each Eligible Director no later than ten (10) days after the Effective Time (as defined in the Merger Agreement):

(i) If the Effective Time occurs on a date other than a Valuation Date, the amount of the Annual Retainer Fee payable to the Eligible Director, which shall be equal to $7,750 multiplied by a fraction, the numerator of which is the number of days between the Valuation Date immediately preceding the Effective Time and the date on which the Effective Time occurs during which the Eligible Director served as a director of the Company, and the denominator of which is the number of days between the Valuation Date immediately preceding the Effective Time and the Valuation Date next following the Effective Time; and

(ii) the amount of any other accrued but unpaid Director’s Fees as of the Effective Time.

2. Effective as of the Effective Time (as defined in the Agreement and Plan of Merger dated as of January 16, 2003 among Moore Corporation Limited, M-W Acquisition, Inc. and the Company), the following new subsection F hereby is added to Section 5 of the Plan:

F. Effect of Closing of Transaction with Moore Corporation Limited.

Notwithstanding the provisions of Section 5(D)(2) or any other provision of the Plan to the contrary, this subsection F shall apply on and after the Effective Time. Except as expressly provided in this subsection F, the payment to be made to an Eligible Director in settlement of the Eligible Director’s Deferred Amount hereunder shall be made at the time, in the manner and subject to the terms and conditions set forth in other provisions of the Plan.

1.	Form of Payment. On and after the Effective Time, any payment to be made to an Eligible Director in settlement of the Eligible Director’s Deferred Amount hereunder shall be in the form of cash, common shares of Moore Corporation Limited, or a combination thereof, as received by the trustee for the Wallace Computer Services, Inc. Benefit Trust (the “Benefit Trust”), as a result of the transactions contemplated by the Merger Agreement, in substitution of the Shares held in the Benefit Trust immediately prior to the Effective Time which were to be distributed to the Eligible Director in settlement of his or her Deferred Amount hereunder and with respect to which the trustee passed through to the Eligible Director the election set forth in Section 4.1 of the Merger Agreement.

2.	Interest on Cash. To the extent any payment to be made to an Eligible Director in settlement of the Eligible Director’s Deferred Amount hereunder is to be made wholly or partially in cash, such cash amount shall be credited with interest from the Effective Time until such cash amount is distributed to the Eligible Director, compounded quarterly, at the rate equivalent to the average Moody’s Long-Term Corporate Bond Yield for the preceding calendar quarter as determined from the Moody’s Investor Service, Inc. (or any successor thereto).

3.	Accrual of Director’s Fees. No Director’s Fees shall accrue under the Plan subsequent to the Effective Time.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 5th day of March, 2003.

WALLACE COMPUTER SERVICES, INC.

By:	/s/ M. David Jones

Title:

2

WALLACE COMPUTER SERVICES, INC.

DIRECTOR RETAINER FEE PLAN

AMENDMENT NO. 2

WHEREAS, Wallace Computer Services, Inc., a Delaware corporation (the “Company”), heretofore has adopted and maintains for the benefit of certain of its directors the “Wallace Computer Services, Inc. Director Retainer Fee Plan, Amended and Restated as of July 1, 2001” (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 10 of the Plan, the Plan hereby is amended, effective as of the Effective Time (as defined in the Agreement and Plan of Merger dated as of January 16, 2003 (and as amended and restated as of April 14, 2003), among Moore Corporation Limited, Moore Holdings U.S.A. Inc., M-W Acquisition, Inc. and the Company), as follows:

1. Clause (ii) within Section 5(D)(1) of the Plan hereby is amended to read as follows:

(ii) the first day of the month following the later of the termination of service or retirement of the Eligible Director as a member of the board of directors of the Company, or any successor thereto, or the termination of service or retirement of the Eligible Director as a member of the board of directors of Moore Corporation Limited (as may be renamed Moore Wallace Incorporated), or any successor thereto;

2. Subsection 1 within Section 5(F) of the Plan hereby is amended to read as follows:

1.	Form of Payment. On and after the Effective Time, any payment to be made to an Eligible Director in settlement of the Eligible Director’s Deferred Amount hereunder shall be in the form of cash, common shares of Moore Corporation Limited (as may be renamed Moore Wallace Incorporated), or a combination thereof, which form shall be determined by the Eligible Director prior to the Effective Time pursuant to an election similar to the election set forth in Section 4.1 of the Merger Agreement, as if the Eligible Director were a shareholder of the Company immediately prior to the Effective Time with respect to the Shares subject to the Deferred Amount (the “Director Election”). The Director Election shall be subject to the terms and conditions of the Merger Agreement, including without limitation the allocation procedures set forth in Section 4.1(c) of the Merger Agreement.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 12th day of May, 2003.

WALLACE COMPUTER SERVICES, INC.

By:	/s/ M. David Jones

Title:	Chairman & Chief Executive Officer

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